Amendment No. 1
                                       to
                                    Agreement
                               dated March 6, 1998

          This Amendment No. 1 (the "Amendment"), dated as of May 20, 1998, amends the agreement, dated March 6, 1998 (the "Agreement"), among Presidio Capital Corp., a corporation organized in the British Virgin Islands ("Presidio"), American Real Estate Holdings, L.P., a Delaware limited partnership ("AREH") and Olympia Investors, L.P., a Delaware limited partnership ("Olympia"). Capitalized terms used herein and not otherwise defined will have the meanings ascribed to them in the Agreement.

          In response to comments received from the Staff of the Commission on April 2, 1998 relating to the Schedule 14D-1's filed by Olympia, AREH and certain of their affiliates (collectively, the "Olympia Bidders") relating to the Offers, Presidio and certain of its affiliates (collectively, the "Presidio Bidders") and the Olympia Bidders propose to file amendments to the Schedule 14D-1's pursuant to which, among other things, the Presidio Bidders will be added as co-bidders. For purposes of this Amendment, the Schedule 14D-1's, as amended as described in the preceding sentence and as the same may be further amended from time to time, are hereinafter referred to as the "Amended Schedule 14D-1's.

          The parties agree as follows:

          1. The  following  paragraph  is hereby  added as Section  8.12 to the
Agreement:

         "8.12 AREH shall indemnify and hold harmless the Presidio Bidders, and Presidio shall indemnify and hold harmless the Olympia Bidders, against any loss, claim, damage or liability, or any action in respect thereof (including the reasonable fees and expenses of counsel) to which the Presidio Bidders or the Olympia Bidders, as the case may be, may become subject, insofar as such loss, claim, damage, liability or action arises out of or is based upon any violation of the Williams Act, any untrue statement of a material fact included in the Amended Schedules 14D-1 or the omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that any such loss, claim, damage, liability or action is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in reliance upon and in conformity with information furnished by the Olympia Bidders or the Presidio Bidders, as the case may be, relating to themselves, their affiliates and associates (including without limitation information relating to their respective future plans with respect to the Partnerships, including any "roll up" transaction (within the meaning of Item 901 of Regulation S-K promulgated by the Commission under the Exchange Act) that they or their affiliates may propose in the future involving one or more Partnerships, their purpose for acquiring Units and analysis of the valuation of the


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         Units) for  inclusion  in such  Amended  Schedules  14D-1.  Information
         pertaining  to  the  business  and  operations  of  the   Partnerships,
         Partnership historical financial information, the trading history of the Units and the description of this agreement and any amendments hereto will not be deemed to have been furnished by the Olympia Bidders or the Presidio Bidders for purposes of this Section 8.12. Without limiting the generality of the foregoing, Presidio shall indemnify and hold harmless the Olympia Bidders against any loss, claim, damage or liability or any action in respect thereof (including the reasonable fees and expenses of counsel) to which the Olympia Bidders may become subject, insofar as such loss, claim, damage, liability or action arises out of or is based upon any failure of the Amended Schedules 14D-1 to comply with the requirements of Section 14(h) of the Exchange Act or related rules promulgated by the Commission and such failure to comply neither arises out of nor is based upon an untrue statement or alleged untrue statement, or omission or alleged omission, made in reliance upon and in conformity with information furnished by the Olympia Bidders relating to themselves, their affiliates and associates for inclusion in the Amended Schedules 14D-1."

          2. All references in the Agreement to "the agreement" or "this agreement" shall hereinafter be deemed to refer to the Agreement as amended by this Amendment. Except as expressly amended hereby, the Agreement shall remain in full force and effect as originally executed by the parties.


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          3. The provisions of Section 8.3 of the Agreement are  incorporated by reference herein as if fully set forth herein, except that, for purposes of this Amendment, all references to "the agreement" in said Section shall be deemed to refer to this Amendment.

          4. This Amendment may be executed in counterparts, each of which shall be considered an original, but both of which together shall constitute the same instrument.

          IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed by their duly authorized representatives as of the date first above written.

                                        PRESIDIO CAPITAL CORP.


                                        By:  /s/ Allan B. Rothschild
                                              Allan B. Rothschild
                                               Authorized Signatory


                                        OLYMPIA INVESTORS, L.P.

                                        By:  Olympia-GP, Inc.



                                        By:  /s/ Martin L. Hirsch
                                             --------------------
                                              Martin L. Hirsch
                                                 Vice President


                                        AMERICAN REAL ESTATE HOLDINGS, L.P.

                                        By:  American Property Investors, Inc.



                                        By:  /s/ Martin L. Hirsch
                                             --------------------
                                               Martin L. Hirsch
                                                Vice President